Exhibit 10.3
TRANSITION AGREEMENT
THIS TRANSITION AGREEMENT (this “Transition Agreement”) is made as of November 13, 2020 (the “Effective Date”), by and between Richard Walker (“Employee”) and ServiceSource International, Inc. (the “Company”).
WHEREAS, Employee has resigned his employment with the Company without Good Reason (as defined in Employee’s Employment Agreement with the Company dated as of November 12, 2018 (the “Employment Agreement”)) and the Company and Employee have mutually agreed that Employee’s final date of employment shall be December 15, 2020 (the “End Date”); and
WHEREAS, the Company and Employee desire to transition Employee’s job responsibilities as needed by the Company; and
WHEREAS, Employee and the Company desire to enter into an agreement whereby Employee will continue to perform services for the Company and cooperate with the Company throughout the transition process.
NOW, THEREFORE, the parties agree as follows, in consideration of the mutual covenants and obligations contained herein, and intending to be legally held bound:
1.    Employee’s Duties. Employee agrees to make himself reasonably available by phone or other method reasonably requested by the Company through the End Date or such earlier time specified by the Company (the “Transition Period”) to answer questions and provide such transition support and input on the Company’s business as the Company’s Board of Directors, Chief Executive Officer, or members of the finance and accounting team may reasonably request from time to time. Following the Transition Period, Employee shall cease to be employed by the Company and any affiliate of the Company, and shall remain a member of the Company’s Board of Directors through the end of the current term or until his earlier resignation or removal. Employee agrees to cooperate with and assist the Company after the Transition Period with any investigation, lawsuit, arbitration, or other proceeding to which the Company is subjected. Employee will make himself available for preparation for, and attendance of, hearings, proceedings or trial, including pretrial discovery and trial preparation. Employee further agrees to perform all acts and execute any documents that may be necessary to carry out the provisions of this Section.
2.    Employee’s Compensation. During the Transition Period, (a) Employee’s employee benefits will remain at their present levels as permitted by the terms of any applicable employee benefit plans and the Company’s Amended and Restated 2011 Equity Incentive Plan and 2020 Equity Incentive Plan, as applicable, and (b) the Company will continue to pay Employee’s base salary at the rate of $400,000 per annum in accordance with the Company’s payroll practices. Following the conclusion of the Transition Period, and contingent on Employee’s timely execution, delivery, and non-revocation of the Release as set forth in Section 5 below and all other requirements of this Transition Agreement, the Company will pay Employee a one-time bonus in the amount of $150,000, less applicable tax and other required withholdings (the “Transition Bonus”).
3.    Other Agreements.
(a)    Nothing in this Transition Agreement changes Employee’s continuing obligations under (i) the Employment Agreement and (ii) the Proprietary Information and Invention Assignment Agreement executed by Employee in favor of the Company on or about November 14, 2018 (the “Confidential Information Agreement”). Notwithstanding anything to the contrary, the Company reserves the right to terminate Employee’s employment for: (1) Cause (as defined in the Employment Agreement) as result of Employee’s actions from and after the Effective Date and through the End Date or because of the Company learning of any facts or circumstances that constitute, under clauses (i)-(v) of Section 9(c)(i) of the Employment Agreement, Cause; or (2) material breach of Employee’s obligations under this Transition Agreement. In the event that Employee’s employment is terminated before the End Date as set forth in this Section 3(a), the Transition Bonus shall not be owed to Employee.

4.    Initial Release.
(a)    Employee on his own behalf and on behalf of anyone acting by, under or through Employee including his heirs, assigns, executors, agents and representatives hereby generally releases and discharges the Company and its predecessors, successors (by merger or otherwise), parents, subsidiaries, affiliates and assigns, together with each and every of their present, past and future officers, managers, directors, stockholders, members, general partners, limited partners, employees and agents and the successors, assigns, heirs and executors of same (herein collectively referred to as the “Releasees”) from any and all suits, causes of action, complaints, obligations, demands, common law or statutory claims of any kind, whether in law or in equity, direct or indirect, known or unknown (hereinafter “Claims”), which Employee ever had or now has against the Releasees, or any one of them occurring up to and including the Effective Date including, but not limited to, any Claims arising out of Employee’s employment by the Company or the termination thereof and Employee’s change of responsibilities.
(b)    Notwithstanding Section 4(a), Employee is not releasing Claims to enforce this Transition Agreement. Further, this Agreement does not prohibit Employee from filing a claim or participating in an investigation with the Equal Employment Opportunity Commission or similar state agency, but Employee waives any right to personal recovery in connection with such a claim.
(c)    Employee acknowledges and agrees that this Transition Agreement waives all claims under the Age Discrimination in Employment Act of 1967 as amended by the Older Workers Benefit Protection Act (“OWBPA”) (the Age Discrimination in Employment Act of 1967 and the OWBPA shall be referred to collectively as the “ADEA”) and that this waiver of ADEA claims (the “ADEA Waiver”) is knowing and voluntary. Employee specifically agrees that: (i) this Transition Agreement and the ADEA Waiver are written in a manner which he understands; (ii) the ADEA Waiver specifically relates to rights or claims under the ADEA; (iii) Employee waives rights or claims under the ADEA in exchange for consideration in addition to anything of value to which he is already entitled; and (iv) Employee is hereby advised in writing by this Transition Agreement to consult with an attorney prior to executing this Transition Agreement.
5.    Post-Transition Period Release. Employee hereby agrees to execute and deliver to the Company the Release in substantially the form as attached to Exhibit A (the “Release”) within thirty (30) days following the completion of the Transition Period, and provided that Employee (a) reasonably performs his obligations under Section 1, (b) has not and does not breach the Confidential Information Agreement or commit Cause prior to or during Transition Period and (c) Employee does not revoke the Release, Employee shall receive the Transition Bonus.
6.    Severability. The provisions contained in this Transition Agreement will each constitute a separate agreement independently supported by good and adequate consideration, and will each be severable from the other provisions of the Agreement. If any court determines that any term, provision, or portion of this Transition Agreement is void, illegal, or unenforceable, the other terms, provisions and portions of this Transition Agreement will remain in full force and effect, and the terms, provisions, and portions that are determined to be void, illegal, or unenforceable will either be limited so that they will remain in effect to the extent permissible by law.
7.    Entire Agreement. This Transition Agreement sets forth the entire understanding between Employee and the Company regarding the subject matter of this Transition Agreement and supersede all prior agreements and communications, whether oral or written, between Employee and the Company regarding the subject matter of this Transition Agreement. This Transition Agreement will not be modified except by a written agreement between the parties.
8.    Governing Law, Waiver of Jury Trial. This Agreement shall be governed by the laws of the State of Colorado applicable to contracts entered into by residents of Colorado and fully performed in Colorado. EACH OF THE PARTIES HERETO HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR OTHER PROCEEDING BROUGHT IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

9.    Review Period; Advice of Counsel; Revocation Period. Employee acknowledges and understands that he is acting of his own free will, that he has been afforded a reasonable time to read and review the terms of this Transition Agreement, and that he is voluntarily entering into this Transition Agreement with full knowledge of its provisions and effects. Employee intends that this Transition Agreement shall not be subject to any claim for duress. Employee further acknowledges that he has been given at least twenty-one (21) days within which to consider this Transition Agreement and that if he decides to execute this Transition Agreement before the twenty-one day period has expired, he does so voluntarily and waives the opportunity to use the full review period. Employee agrees that any changes to the Transition Agreement, including material changes, will not restart the review period. Employee further acknowledges and understands that he has seven (7) days following his execution of this Transition Agreement (the “Revocation Period”) to revoke his acceptance of the Agreement, with the Agreement not becoming effective until the Revocation Period has expired, and that, to be effective, any revocation must be in writing, signed by Employee, and received by the Company’s Chief Employee Officer prior to the expiration of the Revocation Period. This Transition Agreement shall not become effective until the seven (7) day Revocation Period has expired without Employee revoking his acceptance.
SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, Employee, acknowledging that he is acting of his own free will after having had the opportunity to seek the advice of counsel and a reasonable period of time to consider the terms of this Transition Agreement, and the Company, have caused the execution of this Transition Agreement as of this day and year written below.

Employee:	Company:

Richard Walker	ServiceSource International, Inc.

Signed: /s/ RICHARD G. WALKER	Signed: /s/ PATRICIA ELIAS Name: Patricia Elias Title: General Counsel

EXHIBIT A
RELEASE
THIS RELEASE (this “Agreement”) is made on the 15th day of December, 2020 by and between Richard Walker (“Employee”), and ServiceSource International, Inc., a Delaware corporation (the “Company”). Employee and the Company are sometimes individually referred to in this Agreement as a “Party” and collectively as the “Parties.”
WHEREAS, the Company desires to provide to Employee certain severance benefits in conjunction with the termination of Employee’s employment with the Company as described in the Transition Agreement between the Company and Employee dated November 13, 2020 (the “Transition Agreement”) on the condition that Employee executes and does not revoke this Agreement.
NOW, THEREFORE, in consideration of the foregoing premises and mutual covenants and obligations contained herein, Employee and the Company, each intending to be legally held bound, agree as follows:
1.    Employee’s Last Day of Employment. Employee and the Company acknowledge that Employee’s last day of employment with the Company was December 15, 2020  (the “End Date”).
2.    Consideration. In consideration for a release of claims and other promises in this Release Agreement and provided that Employee has not revoked this Agreement as described in Section 21, the Company shall pay Employee a one-time bonus in the amount of $150,000 (less applicable taxes and withholdings) (the “Transition Bonus”):
4.    Employee’s Release. Subject to Section 5, Employee, for himself and any one acting by, under or through Employee, hereby generally forever and irrevocably releases and discharges the Company and its predecessors, successors (by merger or otherwise), parents, subsidiaries, affiliates and assigns, together with each and every present, past and future officers, directors, members, stockholders, general partners, limited partners, employees and agents of each of the foregoing and the heirs and executors of same (collectively, the “Releasees”) from any and all suits, causes of action, complaints, obligations, demands and common law or statutory claims of any kind, whether in law or in equity, direct or indirect, known or unknown, which Employee ever had or now has against the Releasees, or any one or more of them arising out of or relating to any matter, thing or event occurring up to and including the date of this Agreement (collectively, “Claims”). This release specifically includes, but is not limited to:
(a)    any and all Claims for wages and benefits including, without limitation, salary, commissions, stock options, stock, royalties, license fees, health and welfare benefits, severance pay, vacation pay, and bonuses (except to the extent set forth in Section 2 and to the extent such Claims cannot be waived by law);
(b)    any and all Claims for wrongful discharge, breach of contract, whether express or implied, and for breach of implied covenant of good faith and fair dealing;
(c)    any and all Claims for alleged employment discrimination, harassment or retaliation on the basis of race, color, religion, sex, national origin, genetic information, veteran status, disability and/or handicap, and ancestry in violation of any federal, state or local statute, ordinance, judicial precedent or executive order, including but not limited to Claims for discrimination under the following statutes: Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e, et seq.; the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Civil Rights Act of 1991; the Rehabilitation Act of 1972, as amended, 29 U.S.C. § 701, et seq.; the Americans with Disabilities Act, 42 U.S.C. § 12101, et seq.; the Genetic Information Non-Discrimination Act, 42 U.S.C. § 2000ff, et seq., the Pennsylvania Human Relations Act; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601, et seq.; the Fair Labor Standards Act, as amended, 29 U.S.C. § 201, et seq.; the Fair Credit Reporting Act, as amended, 15 U.S.C. § 1681, et seq.; and the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. § 1000, et seq. or any comparable or similar state statute or local ordinance;

(d)    any and all Claims under the Age Discrimination in Employment Act of 1967 as amended by the Older Workers Benefit Protection Act (“OWBPA”) (the Age Discrimination in Employment Act of 1967 and the OWBPA shall be referred to collectively as the “ADEA”);
(e)    any and all Claims under any federal or state statute relating to employee benefits or pensions;
(f)    any and all Claims in tort, including but not limited to, any claims for wrongful termination, assault, battery, misrepresentation, defamation, interference with contract or prospective economic advantage, intentional or negligent infliction of emotional distress, duress, loss of consortium, invasion of privacy and negligence;
(g)    any and all other Claims under federal, state or local laws; and
(h)    any and all Claims for damages of any kind;
(i)    any and all Claims for attorneys’ fees and costs.
5.    Exceptions to Claims. Notwithstanding Section 4, Employee is not releasing Claims  to enforce this Agreement. Further, this Agreement does not prohibit Employee from filing a claim or participating in an investigation with the Equal Employment Opportunity Commission or similar state agency, but Employee waives any right to personal recovery in connection with such a claim.
6.    ADEA Acknowledgement. Employee acknowledges and agrees that his waiver of Claims under the ADEA (the “ADEA Waiver”) is knowing and voluntary, and specifically agrees that: (a) this Agreement and the ADEA Waiver are written in a manner which he understands; (b) the ADEA Waiver specifically relates to rights or claims under the ADEA; (c) Employee waives rights or claims under the ADEA in exchange for consideration in addition to anything of value to which he is already entitled; and (d) Employee is hereby advised in writing by this Agreement to consult with an attorney prior to executing this Agreement.
7.    Additional Acknowledgment. Employee understands that the release of Claims extends to all of the aforementioned Claims and potential Claims which arose on or before the date of this Agreement, whether now known or unknown, suspected or unsuspected, and that the scope of this release constitutes an essential term of this Agreement. Employee further understands and acknowledges the significance and consequences of this Agreement and of each specific release and waiver, and expressly consents that this Agreement shall be given full force and effect to each and all of its express terms and provisions, including those relating to unknown and uncompensated Claims, if any, as well as those relating to any other Claims specified herein.
8.    No Disparagement; No Application. Employee will not disparage any Releasees or otherwise take any action that could reasonably be expected to adversely affect the personal or professional reputation of any Releasee. The current members of the Company’s Board of Directors and the Company’s current Chief Financial Officer, Chief Commercial Officer and General Counsel will not, and will not direct any other person to, disparage Employee or otherwise take any action that could reasonably be expected to adversely affect Employee’s personal or professional reputation. The Company will provide only neutral reference information (date of hire and position) to inquiries that are directed to the Company’s Human Resources department.

9.    Restrictive Covenants. Employee acknowledges that: (a) he continues to be bound by and will comply with all of his post-employment obligations to the Company under the Proprietary Information and Invention Assignment Agreement executed by Employee in favor of the Company on November 14, 2018 (the “Confidential Information Agreement”) and Section 8 (Proprietary and Confidential Information (Including Trade Secrets) of the Employment Agreement; and (b) nothing in this Agreement relieves Employee from his continuing obligations to the Company under the Confidential Information Agreement and Section 8 of the Employment Agreement between Employee and the Company dated as of November 12, 2018 (the “Employment Agreement”). Pursuant to the federal Defend Trade Secrets Act of 2016 (the “DTSA”), the Company gives notice to the Employee that the Employee has immunity for the confidential disclosure of a trade secret when reporting a suspected violation of law to the government or when making a disclosure in a lawsuit alleging retaliation, provided that such disclosure is made in accordance with the DTSA. The Employee will not be held criminally or civilly liable under federal or state trade secret law for the disclosure of a trade secret that is made: (i) in confidence to a federal, state, or local government official either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if the Employee files a retaliation lawsuit against the Company for reporting a suspected violation of law, the Employee may disclose the trade secret to his attorney and use the trade secret information in the court proceeding, so long as the Employee (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order. The Employee acknowledges that by virtue of this immunity notice being provided to the Employee, if the Employee discloses the Company’s trade secrets, other than as permitted under the DTSA, the Company may pursue exemplary damages or attorneys’ fees from the Employee in an action by the Company against the Employee for disclosure of its trade secrets.
10.    Remedies. All remedies at law or in equity shall be available to the Releasees for the enforcement of this Agreement. This Agreement may be pleaded as a full bar to the enforcement of any Claim that Employee may assert against the Releasees, except for the Claims described in Section 5.
11.    No Admission. Neither the execution of this Agreement by the Company, nor the terms hereof, constitute an admission by the Company of liability to Employee.
12.    Severability. If any term or provision of this Agreement shall be held to be invalid or unenforceable for any reason, then such term or provision shall be ineffective to the extent of such invalidity or unenforceability without invalidating the remaining terms or provisions hereof, and such term or provision shall be deemed modified to the extent necessary to make it enforceable.
13.    Review Period; Advice of Counsel; Revocation Period. Employee acknowledges and understands that he is acting of his own free will, that he has been afforded a reasonable time to read and review the terms of this Agreement, and that he is voluntarily entering into this Agreement with full knowledge of its provisions and effects. Employee intends that this Agreement shall not be subject to any claim for duress. Employee further acknowledges that he has been given at least twenty-one (21) days within which to consider this Agreement and that if he decides to execute this Agreement before the twenty-one day period has expired, he does so voluntarily and waives the opportunity to use the full review period. Employee agrees that any changes to the Agreement, including material changes, will not restart the review period. Employee further acknowledges and understands that he has seven (7) days following his execution of this Agreement (the “Revocation Period”) to revoke his acceptance of the Agreement, with the Agreement not becoming effective until the Revocation Period has expired, and that, to be effective, any revocation must be in writing, signed by Employee, and received by the Company’s Chief Employee Officer prior to the expiration of the Revocation Period. This Agreement shall not become effective until the seven (7) day Revocation Period has expired without Employee revoking his acceptance.
14.     Permitted Conduct. Nothing in this Agreement restricts or prohibits Employee from initiating communications directly with, responding to any inquiries from, providing testimony before, providing information to, reporting possible violations of law or regulation to, or assisting with an investigation directly with any governmental agency or entity or self-regulatory authority (including the Securities and Exchange Commission), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. Employee does not need the prior authorization of the Company to engage in such communications, respond to such inquiries, provide such information or documents or to make any such reports or disclosures. Employee is not required to notify the Company that Employee has engaged in such communications, responded to such inquiries or made such reports or disclosures.
15.    Employee’s Representations. Employee represents and warrants that he has not assigned any claim that he purports to release hereunder and that he has the full power and authority to enter into this Agreement and bind each of the persons and entities that Employee purports to bind. Employee further represents and warrants that he has no knowledge of the existence of any lawsuit, charge, or proceeding against any Releasee arising out of or otherwise connected with any of the matters herein released. In the event that any such lawsuit, charge, or proceeding has been filed, Employee immediately will take all actions necessary to withdraw or terminate that lawsuit, charge, or proceeding, unless the requirement for such withdrawal or termination is prohibited by applicable law. Employee admits, acknowledges, and agrees that Employee has been fully and finally paid or provided all wages, compensation, vacation, leave (whether paid or unpaid), bonuses, stock, shares, membership units, stock options, equity, or other benefits from the Company which are or could be due to Employee under the terms of Employee’s employment with the Company, or otherwise. Employee represents and acknowledges that he has complied with all obligations under the Confidential Information Agreement and Section 8 of the Employment Agreement, including any obligation to return property, documents, data and information to the Company upon his separation from the Company.
16.    Amendments. Neither this Agreement nor any term of this Agreement may be orally changed, waived, discharged, or terminated, except by a written agreement signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.
17.    Governing Law, Waiver of Jury Trial. This Agreement shall be governed by the laws of the State of Colorado applicable to contracts entered into by residents of Colorado and fully performed in Colorado. EACH OF THE PARTIES HERETO HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR OTHER PROCEEDING BROUGHT IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.
18.    Fees and Costs. The parties shall bear their own attorneys’ fees and costs incurred in the negotiation and preparation of this Agreement.
19.    Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be considered an original instrument and all of which, when taken together, shall constitute one and the same instrument.

20.    Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous discussions, understandings and negotiations between Employee and the Company with respect to its subject matter including the Transition Agreement with the Employee dated November 13, 2020 and the Employment Agreement (except as set forth herein) but excluding Section 8 of the Employment Agreement, the Confidential Information Agreement and the Amended and Restated Indemnification Agreement between the Company and Employee dated October 9, 2017, each which shall continue to survive in accordance with their respective terms. This Agreement shall be binding upon and inure to the benefit of the respective heirs, executors, administrators, successors and permitted assigns of each of Employee and the Company. The Company may assign its rights under this Agreement. No other assignment is permitted except by written permission of the parties.
(signature page follows)

IN WITNESS WHEREOF, Employee, acknowledging that he is acting of his own free will after having had the opportunity to seek the advice of counsel and a reasonable period of time to consider the terms of this Agreement, and the Company have caused the execution of this Agreement as of the date(s) written below.

Employee:	Company:

Richard Walker	ServiceSource International, Inc.

Signed: /s/ RICHARD G. WALKER	Signed: /s/ PATRICIA ELIAS Name: Patricia Elias Title: General Counsel